Exhibit 10.4

U.S. Notice of Terms
Performance Awards
To:    «Name»
BEMS ID: «BEMS_ID»
Grant Date: «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you this Performance Award pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”) and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Performance Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Performance Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Performance Award. The terms and conditions of the Performance Award are as follows:

1.
Target Value; Performance Period. You have been awarded «Performance_Award_Units» Performance Award units. Each Performance Award unit has a target value of $100. The Performance Period will be the period beginning January 1, _____ through December 31, _____.

2.
Performance Measure. Your Performance Award will pay out based on the Company’s performance against its _____ Long-Range Business Plan for free cash flow, core earnings per share (EPS), and revenue. The Compensation Committee of the Board of Directors of the Company (the “Committee”) retains discretion in calculating actual performance to exclude the impact of Nonrecurring Items.

3.
Final Award Determination. Following the end of the Performance Period, the final amount payable with respect to each Performance Award unit will be determined by multiplying the Company performance score for the Performance Period by the target value of each unit ($100). The Company performance score is determined as follows:

Company performance score = 50% (free cash flow score) + 25% (core EPS score) + 25% (revenue score)
Performance under each metric will be assigned a score based on a curve established by the Committee as of the Grant Date, with a 100% score corresponding to performance at target, a 150% score corresponding to performance at or above maximum, a 50% score corresponding to performance at threshold, and a 0% score corresponding to performance below threshold. For each metric, straight-line interpolation will be applied to determine the score for performance between threshold and target, and between target and maximum (provided that the score for performance below threshold will be 0%, and the score for performance at or above maximum will be 150%).

4.
Continued Employment. Subject to the terms and conditions outlined under Section 5, this Performance Award is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the date on which any Performance Award is paid (the “Vesting Date”). You will not have any right to payment of any Performance Award unless and until all terms, conditions, and provisions of the Performance Award program that affect you have been complied with as specified herein, including certification of the final award amount by the Committee. Your Performance Award, however, shall not impose upon the Company any obligation to retain you in its employ for any given period or upon any specific terms of employment.

5.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated prior to the Vesting Date by reason of retirement, layoff, disability, or death, you shall continue to be eligible to participate in the Performance Period, provided you were on the active payroll on the Grant Date. Your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Performance Period. Payment for the Performance Award will be made at the same time as payment would have been made pursuant to Section 8 had your employment not terminated prior to the Vesting Date. For purposes of this Performance Award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are not eligible to participate in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (x) age 55 with 10 years of service, or (y) age 62 with one year of service. For purposes of this Performance Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.

6.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 5, the Performance Award granted hereunder shall immediately be forfeited and canceled.

7.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Performance Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Performance Period.

8.
Form and Timing of Payment of Performance Awards. Any payment of the Performance Awards shall be made in either cash or shares of Common Stock, at the Committee’s discretion. The Performance Award payment shall be made within a reasonable period of time following the end of the Performance Period, but in no event later than the end of the calendar year following the end of the Performance Period. For certain eligible participants, amounts to be paid in connection with Performance Awards may be deferred in accordance with the Company’s deferred compensation plan then in place.

The Company will deduct from your Performance Award distribution any withholding or other taxes required by law and may deduct any amounts due from you to the Company or any Related Company. In the event of a stock distribution, shares will be in a number equal to the whole number of shares that could be purchased with the total Performance Award cash payout, based on the average of the high and low per share trading prices for Common Stock as reported by The Wall Street Journal on the date of distribution, or by such other source as the Company deems reliable, after reduction to pay the applicable withholding amounts. Fractional share values will be applied to Federal income tax withholding.

9.
Transferability. This Performance Award is not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Performance Award in the event of your death.

10.
Successors. All obligations of the Company under the Performance Award program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, or consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

11.	Clawback and Forfeiture Policy.
11.1 This Performance Award and any proceeds resulting from the vesting of this Performance Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). Pursuant to the Policy, this Performance Award may be subject to clawback and forfeiture (meaning that the Performance Award must be promptly returned to the Company if already distributed, or that you will lose your entitlement to the Performance Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. In accepting this Performance Award, you acknowledge and agree that you have read, understood, and accepted the terms of the Policy.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Performance Award and any proceeds resulting from the vesting of this Performance Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the Performance Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Performance Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Performance Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12.	Miscellaneous.
12.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or any Related Company.
12.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Performance Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, the number of shares of Common Stock subject to an award, and the vesting provisions.
12.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.4 Section 409A. This Performance Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
12.5 Requirements of Law. The Performance Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.6 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Performance Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.
12.7 Governing Law. All questions concerning the construction, validity and interpretation of this notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Performance Award or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
12.8 Agreement to Terms of Plan, Notice and Addendum. By accepting the grant of the Performance Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.